Exhibit 10.20

EXECUTION COPY

SHAREHOLDERS AGREEMENT

among

Korhan Kurdoğlu,

Erhan Kurdoğlu,

Ertuğrul Kurdoğlu,

Tuna Kurdoğlu,

Halil Sedat Üründül,

Ömer Ali Üründül,

Entegre Harç Sanayi ve Ticaret A.Ş.,

Sedko İnşaat ve Ticaret A.Ş.,

Bedela İnşaat ve Ticaret A.Ş.,

Ata Holding A.Ş.

and

TAB Gıda Sanayi ve Ticaret A.Ş.,

Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş.,

Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon

Sanayi ve Dış Ticaret A.Ş.,

Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş.

and

Pangaea One Acquisition Holdings XV, LLC

Dated as of January 31, 2011

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT, dated as of January 31, 2011 (the “Agreement”) is executed by and among:

1.              Korhan Kurdoğlu, a citizen of Turkey with identity no 25525210710 residing at Ahmet Adnan Saygun Cad. Kuruçeşme Mah. Kireçhane Aralığı Sok No:79 Ulus 34345 Besiktas / Istanbul;

2.              Erhan Kurdoğlu, a citizen of Turkey with identity no 25543210136 residing at Ahmet Adnan Saygun Cad. Kuruçeşme mah. Kireçhane Aralığı Sok No:79 Ulus 34345 Besiktaş/İstanbul;

3.              Ertuğrul Kurdoğlu, a citizen of Turkey with identity no 25657206384 residing at Ahmet Adnan Saygun Cad. Kuruçeşme mah. Kireçhane Aralığı Sok No:79 Ulus 34345 Besiktaş/İstanbul;

4.              Tuna Kurdoğlu, a citizen of Turkey with identity no 25531210582 residing at Ahmet Adnan Saygun Cad. Kuruçeşme mah. Kireçhane Aralığı Sok No:79 Ulus 34345 Besiktaş/İstanbul;

5.              Halil Sedat Üründül, a citizen of Turkey with identity no 10574535112 residing at Valikonağı Cad. Engin Apt. 151/8 Nişantaşı/İstanbul;

6.              Ömer Ali Üründül, a citizen of Turkey with identity no 10541536296 residing at Selenium Twins B Blok Kat:18 D:190 Fulya Beşiktaş/İstanbul;

7.              Entegre Harç Sanayi ve Ticaret A.Ş., a company established and existing under the laws of Republic of Turkey at the address of Istanbul Çekmeköy, Ömerli Hüseyinli Köyü — Istanbul with the trade registry number 151412;

8.              Sedko İnşaat ve Ticaret A.Ş., a company established and existing under the laws of Republic of Turkey at the address of Emirhan Cad.No.109 Kat 18 Dikilitaş Beşiktaş/Istanbul  with the trade registry number 752922;

9.              Bedela İnşaat ve Ticaret A.Ş., a company established and existing under the laws of Republic of Turkey at the address of Istanbul Çekmeköy, Ömerli Hüseyinli Köyü/İstanbul with the trade registry number 752933;

10.       Ata Holding A.Ş., a company established and existing under the laws of Turkey at the address of Dikilitaş Mah.Emierhan Cad No: 109 Atakule — Balmumcu/İstanbul with the trade registry number 352429;

11.       TAB Gıda Sanayi ve Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Istanbul Trade Registry under no. 316680 and with its registered office at Emirhan Caddesi, No:109, Kat: 2-3 Beşiktaş, Istanbul, Turkey (“TAB”);

12.       Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Gebze Trade Registry under no. 3513 and with its registered office at Tavşanlı Köyü, Kömürcüoğlu Caddesi, No: 7-11, Gebze, Kocaeli, Turkey (“Fasdat”);

13.       Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Istanbul Trade Registry under no. 620407 and with its registered office at Emirhan Caddesi, Ata Kule, No: 109, K:16, Istanbul, Turkey (“Reklam Üssü”);

14.       Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş., a joint stock company formed under the laws of Turkey, registered with the Istanbul Trade Registry under no. 3513 and with its registered office at Kömürcüoğlu Caddesi Taşocakları Mevkii No:11 Tavşanlı Köyü Gebze Kocaeli, Turkey (“Ekmek”); and

15.       Pangaea One Acquisition Holdings XV, LLC, a Delaware limited liability company wholly owned by funds controlled by Cartesian Capital Group, LLC, organized and existing under the laws of Delaware, United States, with its offices at 505 Fifth Avenue, 15th Floor, New York, NY 10017 (the “Investor”).

The parties to this Agreement will be referred to collectively as the “Parties” and each, a “Party” in this Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in Article 1.1.

WHEREAS, Ertuğrul Kurdoğlu, Erhan Kurdoğlu, Tuna Kurdoğlu, Halil Sedat Üründül, Ömer Ali Üründül, Entegre Harç Sanayi ve Ticaret A.Ş. and Ata Holding A.Ş. (the “Selling Shareholders”) have agreed to sell, and the Investor has agreed to purchase, 5.813% of the Shares of each Ecosystem Company on the terms and subject to the conditions set forth in a share purchase agreement (the “SPA”) dated on or around the date hereof;

WHEREAS, the Parties have agreed that on the First Closing Date and Second Closing Date, after giving effect to the Share transfers contemplated in the SPA, the shareholding structure of the Ecosystem shall be as reflected in Schedule 1 of this Agreement;

WHEREAS, the Parties desire to set forth in this Agreement certain provisions regarding the management and conduct of the Ecosystem Companies and certain other rights and obligations with respect to each other.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1                              Definitions.  Unless otherwise defined herein, the following terms used in this Agreement shall have the respective meanings specified below:

“Affiliate” shall mean, with respect to any Party, (i) any entity, directly or indirectly through one or more intermediaries, which controls, is controlled by, or is under common control with, such Party, or (ii) if such Party is an individual, any relative by marriage or blood up to and including second degree of such individual, any trust whose principal beneficiary is such individual or any Person who is controlled by any such member or trust.  For the purpose of this definition, “control” (including the correlative terms “controlled by” and “under common control with”), as used with respect to any Party, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Party and/or control the composition of its board of directors or equivalent body, whether through the ownership of voting securities, by contract or credit arrangement, as trustee, executor, agent, or otherwise.

“Aggregate Debt” shall have the meaning set forth in Article 3.4(a)(v).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applicable Law” shall mean, with respect to any Party, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Party or its subsidiaries or their respective assets.

“Approval Threshold” shall have the meaning set forth in Article 3.4(a)(vi).

“Ata Yatırım” shall mean Ata Yatırım Menkul Kıymetler A.Ş.

“Big Four” means any of Deloitte Touche Tohmatsu, KPMG, PricewaterhouseCoopers or Ernst & Young LLP.

“Board of Directors” shall have the meaning set forth in Article 3.1(a) herein.

“Board Member” shall have the meaning set forth in Article 3.1(a) herein.

“Business” shall mean the food and food service related businesses currently undertaken by the Ecosystem Companies and any additional business approved pursuant to Article 3.4(a)(viii) herein or described in this definition, specifically: (i) the franchise of domestic and international quick served restaurant food brands currently including Burger King, Sbarro, Popeyes and Arby’s pursuant to the Franchising Agreements and operation and subfranchise of restaurants pursuant thereto by TAB; (ii) the supply, production and procurement of food and other products and services (including trucking, ownership and operation of gas stations to serve trucks and vehicles) necessary for TAB’s restaurants and operation of a fresh cut vegetable facility by Fasdat and the supply, production and procurement of food and other food-service related products to third parties; (iii) marketing activities, public relations and sales promotion services conducted for TAB’s restaurants by Reklam Üssü; (iv) the production and supply of bread and baked goods by Ekmek to TAB’s restaurants  and the planned supply to other potential customers; and (v) planned meat production and processing and potential meat sales and distribution  activities including a processing facility for supply of meat products to TAB’s restaurants and to other potential customers by Meat.

“Business Day” shall mean each day of the calendar year other than days on which banks are required or authorized to close in Turkey and New York.

“CCG Staff” shall initially mean Mr. Andrew Wehrley and Mr. Greg Armstrong whereby the duties of employment pursuant to Article VII herein shall be substantially carried out by Mr. Wehrley with the assistance of Mr. Armstrong.

“Chairman” shall have the meaning specified in Article 3.1(d) herein.

“Complementary Payments” shall have the meaning specified in Article 9.2 herein.

“Corporate Opportunity” shall have the meaning specified in Article 11.4(b)(i) herein.

“Corporate Opportunity Notice” shall have the meaning specified in Article 11.4(b)(i) herein.

“Debt” shall have the meaning specified in the SPA.

“Deed of Adherence” shall mean a deed in the form attached as Schedule 2 pursuant to which a transferee of Shares agrees to be bound by the terms of this Agreement without prejudice to Article 5.5(a) herein.

“Demand Notice” shall have the meaning specified in Article 10.1(a) herein.

“Demand Notice Date” shall have the meaning specified in Article 10.1(a) herein.

“Ecosystem Company” shall mean each of TAB, Fasdat, Reklam Üssü, Ekmek and, upon establishment, Meat and “Ecosystem Companies” shall mean all of such companies collectively.

“Ekmek” shall have the meaning specified in the preamble to this Agreement.

“Encumbrance” shall mean any lien, encumbrance, hypothecation, right of others, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitation on rights of ownership, financing statement for the purposes of concordato (and similar notices) filed with any Governmental Authority, claim, charge, equities, mortgage, objection, title defect, retention agreement, option, restrictive covenant, restriction on transfer, right of first offer, or any comparable interest or right created by or arising under Applicable Law or under any contract, agreement or instrument or otherwise, of any nature whatsoever.

“Erhan Cansu” shall mean Erhan Cansu, a citizen of Turkey with identity no 55543026932 residing at Bağdat Caddesi No:210 Murat Apartmani Çiftehavuzlar /Kadıköy  /Istanbul.

“Execution Date” shall mean the signing date of this Agreement.

“Exercise Date” shall have the meaning specified in Article 5.1(d) herein.

“Exit Equity Value” shall mean the equity valuation of the Ecosystem Companies in the event of IPO or majority sale which shall be no less than the Tranche 2 Equity Value.

“Fasdat” shall have the meaning specified in the preamble to this Agreement.

“First Closing” and “First Closing Date” shall have the meaning set forth in the SPA and shall be the date upon which this Agreement becomes effective.

“Franchising Agreements” shall mean:  (i) the development agreement executed by and between Burger King Corporation, TAB, Ertuğrul Kurdoğlu, Erhan Kurdoğlu, Korhan Kurdoğlu, Halil Sedat Üründül, Ali Ömer Üründül and Tuna Kurdoğlu on June 5, 2002, (ii) the International Development Agreement executed by and between AFC Enterprises, Inc. (d/b/a Popeyes Chicken and Biscuits) and TAB on April 17, 2007 and any successor agreement, (iii) the Development Agreement executed by and between Sbarro, Inc. and TAB on July 25, 2006 and (iv) the Development Agreement and Master License Agreement executed by and between Arby’s Restaurant Group, Inc. and TAB on June 1, 2010.

“General Assembly” shall mean the general assembly of shareholders of the relevant Ecosystem Company.

“Governmental Authority” shall mean any nation or government or other political subdivision thereof, any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, or any tribunal or arbitrators having jurisdiction over the matter or matters in question, or any self-regulatory organization, whether international, federal, state or local, domestic or foreign.

“Holder Indemnified Persons” shall have the meaning specified in Article 10.5 herein.

“ICC Rules” shall have the meaning specified in Article 12.12(a) herein.

“Identifying Party” shall have the meaning specified in Article 11.4(b)(i) herein.

“including”, “include” and “includes” (and words of similar import) shall be construed as if followed by the words “without limitation”.

“Information” shall have the meaning specified in Article 11.1(b) herein.

“Initial Public Offering” or “IPO” shall mean an initial public offering of Shares or of common equity securities of the relevant Ecosystem Company pursuant to an effective registration statement, if applicable, under Applicable Laws providing for the listing of the Shares or such other securities on an internationally recognized stock exchange or the Turkish stock exchange.

“Initiating Holder” shall have the meaning specified in Article 10.1(a) herein.

“Investor” shall have the meaning set forth in the recitals hereof.

“IPO Thresholds” shall have the meaning specified in Article 5.3(a) herein.

“Kurdoğlu Family” shall mean Korhan Kurdoğlu, Erhan Kurdoğlu, Ertuğrul Kurdoğlu and Tuna Kurdoğlu, in case of TAB shall also include Entegre Harç Sanayi ve Ticaret A.Ş., Bedela İnşaat ve Ticaret A.Ş. and Ata Holding A.Ş.

“Lock-up Period” shall have the meaning specified in Article 10.3(a) herein.

“Losses” shall have the meaning specified in Article 10.5 herein.

“Major Decision” shall mean the actions listed under Article 3.4 herein.

“Meat” shall have the meaning specified in Article 2.1(c) herein.

“NASDAQ” shall have the meaning specified in Article 10.1(c) herein.

“Nominating Holder” shall have the meaning specified in Article 3.1(b) herein.

“Notice” shall have the meaning specified in Article 12.3 herein.

“Offered Tag Shares” shall have the meaning specified in Article 5.2(a) herein.

“Offering” shall have the meaning specified in Article 5.3(b) herein.

“Offering Thresholds” shall have the meaning specified in Article 5.3(b) herein.

“Option Ownership Percentage” shall mean a fraction whose numerator is equal to the Tranche 2 Option Price and whose denominator is equal to Tranche 2 Equity Value.

“Parties” shall have the meaning specified in the preamble to this Agreement and shall include any and all Persons who become party to this Agreement in accordance with the terms hereof and a “Party” shall mean any one of the foregoing.

“Pending Arbitration” shall have the meaning specified in Article 12.12(e) herein.

“Permitted Transfer” shall have the meaning specified in Article 5.4(c) herein.

“Permitted Transferees” shall have the meaning specified in Article 5.4(c) herein.

“Person” shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any Governmental Authority.

“Preemptive Shares” shall have the meaning specified in Article VI herein.

“Proposed Transferee” shall have the meaning specified in Article 5.2(a) herein.

“Purchase Price” shall have the meaning set forth in the SPA.

“Receiving Party” shall have the meaning specified in Article 11.1(b) herein.

“Region” shall mean Albania, Algeria, Armenia, Azerbaijan, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Egypt, Greece, Iran, Iraq, Jordan, Kazakhstan, Kosovo, Kyrgyzstan, Lebanon, Libya, Macedonia, Montenegro, Morocco, Moldova, Palestine, Romania, Serbia, Syria, Tajikistan, Tunisia, Turkmenistan, Ukraine, Uzbekistan, Georgia, the GCC countries (Kingdom of Bahrain, Kingdom of Saudi Arabia, Kuwait, Qatar, Sultanate of Oman, United Arab Emirates) and Russia (but excluding Turkey).

“Registering Holders” shall have the meaning specified in Article 10.1(a) herein.

“Registrable Securities” shall mean collectively, all Shares held by the Shareholders.

“Registrable Security Holder” shall mean any Shareholder who holds Registrable Securities or the rights to hold Registrable Securities, or any Person to whom any Registrable Security Holder shall Transfer its Registrable Securities pursuant to Article X of this Agreement.

“Registration Expenses” shall mean all expenses incurred by the relevant Ecosystem Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Ecosystem Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of legal counsels of the  Registering Holders or Requesting Holders, as the case may be (but excluding the compensation of regular employees of the Ecosystem Company which shall be paid in any event by such Ecosystem Company).

“Reklam Üssü” shall have the meaning specified in the preamble to this Agreement.

“Related Party” shall mean any of the Board Members or Shareholders (including, for the avoidance of doubt, Erhan Cansu) of any Ecosystem Company, and each of their respective Affiliates or relatives through blood or marriage, as applicable.

“Required Effectiveness Date” shall have the meaning specified in Article 10.1(b) herein.

“Second Closing Date” shall have the meaning specified in the SPA.

“Secretary General” shall mean the Secretary General of the International Court of Arbitration of the International Chamber of Commerce.

“Selling Shareholders” shall have the meaning specified in the preamble to this Agreement.

“Shareholder” shall mean each of the shareholders of each of the Ecosystem Companies (subject to the provisions of Article 5.5(b) herein, excluding Erhan Cansu) and any other Person to whom any of the shareholder shall Transfer any of their respective Shares pursuant to the terms of this Agreement and who shall become parties to this Agreement in accordance with the provisions herein, including by executing the Deed of Adherence, and “Shareholders” shall mean all of such parties collectively.

“Shares” shall mean (a) the shares of Ecosystem Companies, nominal value of TL 0,1 for TAB per share and TL 1 for FASDAT; Reklam and Ekmek per share, (b) any securities of the Ecosystem Companies which the holders of the Ecosystem Companies’ shares, nominal value of TL 0,1 for TAB per share and TL 1 for FASDAT; Reklam and Ekmek  per share, shall be entitled to receive, or shall have received, in connection with any stock splits, stock dividends or similar events with respect to the

Ecosystem Companies’ shares, nominal value of TL 0,1 for TAB per share and TL 1 for FASDAT; Reklam and Ekmek per share and (c) any other securities into which or for which any of the Ecosystem Companies’ shares, nominal value of TL 0,1 for TAB per share and TL 1 for FASDAT; Reklam and Ekmek per share, may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“SPA” shall have the meaning specified in the preamble of this Agreement.

“Statutory Auditor” shall have the meaning specified in Article 8.1 herein.

“Subsequent Dispute” shall have the meaning specified in Article 12.12(e) herein.

“TAB” shall have the meaning specified in the preamble to this Agreement.

“Tag-Along Election Notice” shall have the meaning specified in Article 5.2(b)(i) herein.

“Tag-Along Notice” shall have the meaning specified in Article 5.2(a) herein.

“Tag-Along Notice Date” shall have the meaning specified in Article 5.2(a) herein.

“Tag-Along Right” shall have the meaning specified in Article 5.2(b) herein.

“Tag-Along Shares” shall have the meaning specified in Article 5.2(b)(i) herein.

“TCC” shall mean the Turkish Commercial Code, as amended from time to time.

“TL” shall mean the freely transferable lawful currency of Turkey in effect from time to time, which is the Turkish Lira on the Execution Date.

“Total Preference Amount” shall have the meaning specified in Article 9.3(a) herein.

“Tranche 2 Completion Date” shall have the meaning specified in Article 5.1(b)(ii) herein.

“Tranche 2 Equity Value” shall mean US$725 million (seven hundred twenty-five million U.S. Dollars).

“Tranche 2 Notice” shall have the meaning specified in Article 5.1(b) herein.

“Tranche 2 Option” shall have the meaning specified in Article 5.1(a) herein.

“Tranche 2 Option Period” shall have the meaning specified in Article 5.1(a) herein.

“Tranche 2 Option Price” shall mean US$40 million (forty million U.S. Dollars) in the aggregate for all of the  Ecosystem Companies but when used in connection with any single Ecosystem Company, shall mean the pro rata share of the aggregate Tranche 2 Option Price attributable to the relevant Ecosystem Company as set forth in Schedule 3.

“Tranche 2 Shares” shall have the meaning specified in Article 5.1(a) herein.

“Transfer” shall mean any sale, disposal, assignment, transfer (including by way of full or partial donation or barter), or any arrangement or transaction which would allow any Person the right to participate in the income, capital growth or voting rights of any Shares (except for proxies given in connection with General Assemblies).

“Transferring Shareholders” shall have the meaning specified in Article 5.2(a) herein.

“Turkey” shall mean the Republic of Turkey.

“U.S. Dollars” and the sign “US$” shall each mean the freely transferable lawful currency of the United States of America.

“Üründül Family” shall mean Halil Sedat Üründul, Ömer Ali Üründül and Sedko İnşaat ve Ticaret A.Ş.

“Violation” shall have the meaning specified in Article 10.5 herein.

1.2                              Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have throughout this Agreement the respective meanings set forth in such definitions.

1.3                              Other Definitional Provisions.  The words “herein”, “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.  Unless expressly provided otherwise, the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

1.4                              Titles and Subtitles.  The titles of the Articles, Sections, Annexes, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.5                              Schedules.  The Schedules attached to this Agreement are incorporated herein by reference and are a part hereof for all purposes.

Article II

BUSINESS OF THE ECOSYSTEM COMPANIES

2.1                              Business of the Ecosystem Companies

(a)                               The purpose of each Ecosystem Company is to operate in the Business in Turkey, the Turkish Republic of Northern Cyprus, Georgia and any other territories that may be decided by the Board of Directors of the relevant Ecosystem Company and to carry out any and all activities incidental to such objective, all in accordance with their articles of association, Applicable Law and the provisions of this Agreement.

(b)                               The Shareholders agree that their rights in the Ecosystem Companies shall be regulated by this Agreement whereby in case of any discrepancies between this Agreement and any of the articles of association of the Ecosystem Companies, the provisions of this Agreement shall prevail between the Parties.

(c)                                The Selling Shareholders shall procure that a new joint stock company to be used for the activities of meat production and processing and meat sales and distribution (“Meat”) is incorporated and activities are commenced within 3 years following the Closing Date on the condition that market conditions are suitable and favorable and depending on the feasibility of the investment. The Parties agree that:

(i)                                   the Investor shall be entitled without need for any further agreements, action or payment on its part to become a shareholder of record of 5.813% of Meat upon payment of the Purchase Price and that (x) no further equity payment (or purchase price) can be sought from the Investor in respect of such shareholding in Meat (no matter when Meat is formed) and (y) the Investor’s 5.813% shareholding in Meat cannot be diluted through capital increases or otherwise until the equity of Meat exceeds US$20 million (twenty million U.S. Dollars) at which time the Investor may be requested to participate pro rata in further capital increases and, if it declines to do so, it may be diluted in its shareholding based on a deemed equity value of $20 million (or such greater applicable amount); for the avoidance of doubt, even if Meat is formed and capitalized prior to the First Closing Date, the Investor shall still be entitled to have 5.813% of the shares of Meat transferred to it promptly after Closing, except if Meat is incorporated as a wholly-owned subsidiary of any of the Ecosystem Companies, in which case the Investor’s interest in Meat shall be held indirectly through such Ecosystem Company;

(ii)                               the shareholders of Meat shall be free to contribute equity to it as capital in cash or in kind up until the equity of Meat reaches US$20 million (twenty million U.S. Dollars), after which only equity paid in cash may be contributed (unless otherwise agreed between the Selling Shareholders and the Investor) or applied to dilute the Investor’s shareholding;

(iii)                           depending on the market conditions being suitable and favorable and depending on the feasibility of the investment, the investment in the Meat by the Selling Shareholders may be less than USD 20,000,000 within the first three years following the First Closing Date and in the event that the equity of Meat is determined to be less than US$20 million (twenty million U.S. Dollars) by the Selling Shareholders, the Investor shall not be entitled to claim any refund of the corresponding portion of the Purchase Price except for the Investor’s right to receive a refund of that portion of the Purchase Price allocated to purchase the shares of Meat pursuant to Article 9.3(e) herein; and

(iv)                            Meat may operate as a meat sales and distribution company in addition to its operations of meat production and processing.

2.2                              Voting Agreement.  The Shareholders covenant and agree with each other that so long as this Agreement is in effect, each shall vote its Shares and otherwise act so as to give effect to the provisions of this Agreement and to the rights granted hereunder.

Article III
BOARD OF DIRECTORS AND MAJOR DECISIONS

3.1                              Composition of Board of Directors.

(a)                                The Parties hereby agree that the Board of Directors of each Ecosystem Company (the “Board of Directors”) shall consist of at least five (5) and at most eight (8) directors (each a “Board Member”), having a term of office up to three years or until the resignation or removal of such Board Member in accordance with this Agreement. In each case the Investor shall have the right to nominate and appoint only one (1) Board Member to the Board of Directors of each Ecosystem Company. Each of the Kurdoğlu Family, Üründül Family and the Investor may remove its Board Members from the Board of Directors at any time with or without cause subject to the terms and conditions of this Agreement.

(b)                                Each Shareholder agrees to vote, or cause to be voted its Shares, now or hereafter owned, whether beneficially or otherwise, in the affirmative for the election of all Board Members designated and nominated by each of the Kurdoğlu Family, Üründül Family and the Investor in accordance with Article 3.1(a) (each of which shall be the “Nominating Holder”), whether at the General Assembly or special meeting of the Shareholders.

(c)                                 In case of a vacancy in any of the Board of Directors due to resignation, death, expiry of term or any other reasons, the new Board Member to fill in such vacancy may only be nominated by the Nominating Holder entitled to nominate such Board Member pursuant to the provisions of Article 3.1(a) and the Board of Directors shall appoint such nominee to fill the vacancy pending election of such nominee by the General Assembly in accordance with Article 2.4(b).  Subject to approval of such nominee’s appointment by the General Assembly, the nominee Board Member shall serve for the remaining term of office of his or her predecessor.

(d)                                The chairman (“Chairman”) and vice chairman of each of the Board of Directors shall be elected by the Board of Directors by simple majority.  The Chairman shall not have a casting vote; in other words, the Chairman shall only be entitled to one vote on any matter voted on by the Board of Directors and shall not have any special rights.

(e)                                 Directors shall not be entitled to receive any compensation (huzur hakkı) for their services on the Board of Directors, with the exception of Erhan Cansu, who shall continue to receive TL 11,000 per month for his services as a member of the Board of Directors of Ekmek for so long as he remains a member thereof.

3.2                              Meetings.

(a)                                Each Board of Directors shall meet at least once every three (3) months, if not required more often, and meetings may be convened by the relevant Chairman or by any Board Member of the relevant Board of Directors at any time.

(b)                                Meetings shall be held at TAB’s head office or at such other location as may be agreed by the relevant Board of Directors. Board Members shall receive not less than ten (10) Business Days’ prior written notice of any meeting and the proposed agenda (bilingual, i.e. Turkish and English) by such Board Member calling for the meeting.  All Board Members may by unanimous written consent waive the notice requirement for meetings. Decisions may be taken by the Board of Directors without a meeting if a proposal for action is submitted in writing to each of the Board Members and all Board Members consent in writing to such action.

(c)                                The proceedings of meetings of the Board of Directors will be in Turkish and English. The official minutes of meetings and resolutions taken therein shall be kept in Turkish and English and shall be signed by the Board Members present at the meeting and circulated to all Board Members and Shareholders within 5 Business Days following any meeting. In case of any discrepancies between the Turkish and English versions of the minutes and resolutions, the Turkish version shall prevail.

3.3                              Quorums; Voting.

(a)                                Each of the Board of Directors shall meet in accordance with the following quorum requirements:

(i) for any decision that is not a Major Decision, the minimum meeting and decision quorum requirements foreseen under the TCC shall apply; and

(ii) for any decision that is a Major Decision in accordance with the provisions hereof, the meeting quorum shall require the participation of the Board Member elected by the Investor and the affirmative vote of such Board Member shall be required for the adoption of such Major Decision.

(b)                                For the purposes of this Agreement, “the majority of the Board Members” shall mean a simple majority of the Board.

(c)                                 Board Members may participate in any meetings of the Board of Directors by means of telephone conference or similar communications equipment by means of which all Board Members participating in the meeting can hear each other and such participation in a meeting in this manner shall constitute presence in person at such meeting.

3.4                              Major Decisions.

(a)                                The term “Major Decisions” shall mean each of the following and each such decision shall require approval of either the Board Member elected by the Investor or the Investor (whether at a Board of Directors meeting, General Assembly, or otherwise):

(i)            sale of a majority interest (i.e., at least 50% of its Shares or voting rights) in any Ecosystem Company;

(ii)        change of control in any Ecosystem Company pursuant to which the Kurdoğlu Family no longer has the right to influence the management policies or determine the overall strategy of the relevant Ecosystem Company in conjunction with a sale or issuance of Shares in any Ecosystem Company;

(iii)    initiation of a voluntary bankruptcy procedure for any Ecosystem Company or for winding up of any Ecosystem Company (except for the merger of an Ecosystem Company into another Ecosystem Company with no change in the ultimate ownership);

(iv)     issuance or sale of an equity stake in any Ecosystem Company, including a public offering, rights issuance, warrant issuance or similar, at a price implying a pre-money equity valuation for the Ecosystem Companies of less than US$800 million (eight hundred million U.S. Dollars);

(v)         incurrence of Debt by the Ecosystem Companies that will cause the aggregate Debt of the Ecosystem Companies (the “Aggregate Debt”) to exceed $50 million (fifty million U.S. Dollars).  In the event that the Investor approves incurrence of Debt after the Closing for the purpose of expanding its bread production plant, such incremental Debt will be excluded from the calculation of the total outstanding Debt of the Ecosystem Companies for the purposes of this Article 3.4(a)(v);

(vi)     sale or acquisition of assets (in a single transaction or group of related transactions) in excess of $15 million (fifteen million U.S. Dollars) (the “Approval Threshold”) by any Ecosystem

Company or any group of Ecosystem Companies except for purchases of inventory in the ordinary course of business by the relevant Ecosystem Company.  For the avoidance of doubt, the Parties agree that the $15 million threshold referred to herein shall apply to each single restaurant opening by TAB individually and separately and such restaurant openings shall not be considered as a group of related transactions for the purpose of this Article 3.4(a)(vi) and any transaction for the acquisition of capital assets made in connection with the opening of more than one restaurant (a “Bulk Acquisition”) shall be allocated proportionally on a restaurant-by-restaurant basis and no approval of such transaction shall be required unless the allocation to a single restaurant in the group shall exceed the Approval Threshold.  Notwithstanding the foregoing, the Parties shall provide 10 Business Days’ advance notice for informatory purposes to the Investor before undertaking any Bulk Acquisition;

(vii) transactions between any Ecosystem Company and a Related Party, with the exceptions of (1) those carried out on an arm’s-length basis and (2) those carried out between two or more Ecosystem Companies,

(viii)          change in the business of the relevant Ecosystem Company or addition of a business not reasonably related to the Business; and

(ix)     the appointment or removal of the outside auditors of any Ecosystem Company.

(b)                                The Selling Shareholders and the Ecosystem Companies hereby agree: (i) to reduce the Aggregate Debt to below US$50 million (fifty million U.S. Dollars) as soon as possible (and, in any event, no later than August 30, 2011) by, among other actions, applying a portion of the Purchase Price to repay to the Ecosystem Companies all loans to Shareholders including loans of TL 4,704,730 (four million seven hundred four thousand seven hundred thirty Turkish Lira) plus TL 1,499,925 (one million four hundred ninety-nine thousand nine hundred twenty-five Turkish Lira) to Ekmek Shareholders within 10 Business Days of the First Closing Date and the Ecosystem Companies shall use all such repayments to repay the remaining Aggregate Debt; and (ii) to ensure that the Aggregate Debt does not exceed US$59 million (fifty-nine million U.S. Dollars) from the First Closing Date to the tenth Business Day after the First Closing Date and does not exceed US$56 million (fifty-six million U.S. Dollars) at any time during the period between the tenth Business Day after the First Closing Date and August 30, 2011 except for any Debt approved in accordance with Article 3.4(a)(v).

(c)                                 Each Shareholder agrees to exercise its rights to procure that (i) no action is taken in relation to any Major Decision without the prior approval of the Board of Directors or the General Assembly, as the case may be, in accordance with the provisions of this Agreement and (ii) no executive or employee of any Ecosystem Company takes any action relating to any Major Decision without the prior approval of the Board of Directors or the General Assembly, as the case may be.

Article IV

GENERAL ASSEMBLY

4.1                              General Assembly.                                   An ordinary General Assembly shall be held each year no later than three (3) months after the end of the preceding financial year at the head offices of each of the Ecosystem Companies or at another address determined by the relevant Board of Directors to the extent permitted by the TCC. An extraordinary General Assembly may be convened in accordance with the TCC at any time as and when necessitated by the needs of the relevant Ecosystem Company and Shareholders shall be notified in writing of any ordinary or extraordinary General Assembly meeting in accordance with the TCC.

4.2                              Calling a General Assembly; Agenda.   An ordinary or extraordinary General Assembly shall be called by the Board of Directors of the relevant Ecosystem Company, and the agenda of the meeting shall be established in accordance with the requirements of the TCC, this Agreement and the relevant articles of association. Any agenda shall be bilingual (Turkish and English).

4.3                              Quorum and Decision Requirements.  The quorum and decision requirements for any General Assembly shall be subject to the provisions of the TCC, provided that in case the adoption of any Major

Decision shall require a General Assembly resolution, the participation and affirmative vote of the Investor shall be required in order for such resolution to be adopted.

4.4                              Voting Generally.  Each Share shall entitle its owner to one vote.  Votes shall be cast by raise of hands. Shareholders may be represented at General Assemblies by proxies, the holders of which do not need to be Shareholders.  The Shares held by proxy holders shall be taken into consideration when calculating the quorum and decision requirements.  Proxy holders that are Shareholders shall be entitled to vote based on the Shares of the Shareholders they represent separately and differently, in addition to voting based on their own Shares.  Proxies shall be issued in accordance with Article 360 of the TCC and the Applicable Law.

Article V

TRANSFER OF SHARES

5.1                              Tranche 2 Call Option.

(a)                                The Investor shall have the right (but the obligation, in the case of an IPO of TAB or IPO of all of the Ecosystem Companies), at any time between the First Closing Date and the date that falls 45 months after the First Closing Date (the “Tranche 2 Option Period”), to require the Selling Shareholders to Transfer additional existing Shares in each Ecosystem Company, in each case with all rights now or in the future attached thereto (the “Tranche 2 Shares”), to the Investor and the Investor shall purchase, through cash or, in the context of an IPO of TAB or IPO of all of the Ecosystem Companies or a majority share sale in TAB or a majority share sale in all of the Ecosystem Companies, cash or cashless exercise at the option of the Investor, a number of Tranche 2 Shares calculated as follows (the “Tranche 2 Option”):

(i)                                   Cash Exercise:  if the Investor exercises its Tranche 2 Option for cash during the Tranche 2 Option Period, the Selling Shareholders shall be required to Transfer to the Investor a percentage of Shares in each Ecosystem Company equal to the Option Ownership Percentage in consideration for the Tranche 2 Option Price; or

(ii)                               Cashless Exercise: if the Investor chooses cashless exercise of its Tranche 2 Option in the context of an IPO in TAB or majority sale of Shares in TAB or IPO or majority sale of Shares in the Ecosystem Companies during the Tranche 2 Option Period (which exercise shall be mandatory in the event of an IPO within the Tranche 2 Option Period for only that Ecosystem Company undergoing the IPO, without prejudice to the provisions of Article 5.1(g)) , the Selling Shareholders shall be required to Transfer to the Investor a percentage of Shares in each Ecosystem Company equal to a fraction whose numerator is equal to (A) the product of (X) a fraction whose numerator is the subtraction of Tranche 2 Equity Value from Exit Equity Value and whose denominator is Tranche 2 Equity Value and (Y) the Tranche 2 Option Price and whose denominator is equal to (B) the Exit Equity Value. For clarification purposes the formula is as follows:

(iii)                           The Investor may, at its discretion, elect to exercise the Tranche 2 Option in cash in respect of some Ecosystem Companies and cashless for others in any combination it wishes; provided that, in case of cashless exercise in the event of an IPO in TAB, the Investor shall only be able to exercise its Tranche 2 Option for the other Ecosystem Companies for cash.

(b)                                In order to exercise its Tranche 2 Option, the Investor must serve notice in writing (the “Tranche 2 Notice”) on the Selling Shareholders:

(i)                                   requiring the Selling Shareholders to Transfer the Tranche 2 Shares to the Investor (in the event of cash exercise, at the Tranche 2 Option Price);

(ii)                               stating a date (being a Business Day) on which such Transfer shall take place, which date shall not be less than 30 Business Days following the date of delivery of the Tranche 2 Notice or, in the case of exercise in connection with an IPO or a majority sale of Shares, on or before the date of such IPO or sale (the “Tranche 2 Completion Date”);

(iii)                           whereby delivery of the Tranche 2 Notice to the Selling Shareholders shall constitute an agreement for the purchase and sale of the Tranche 2 Shares and oblige the Selling Shareholders to Transfer, and the Investor to purchase or take Transfer of, the Tranche 2 Shares on the date specified in the Tranche 2 Notice.

(c)                                 The Investor may exercise its Tranche 2 Option once only for each Ecosystem Company and in respect of all and not a portion only of the Tranche 2 Shares in such Ecosystem Company during the Tranche 2 Option Period by serving a Tranche 2 Notice in accordance with Article 5.1(b) except that in the event that the Arby’s consent letter in the form required by Article 4.6(f) of the SPA has not been obtained, then the Investor shall be entitled to exercise its Tranche 2 Option in part, only to the extent of the additional portion of Shares that the Selling Shareholders are permitted to transfer to the Investor under the Arby’s consent letter attached as Schedule 31 to the SPA and shall not be required to exercise it in respect of all of the Tranche 2 Shares.  For the avoidance of doubt,

(i)                                   In case of a majority sale in TAB where the Investor exercises its Tranche 2 Option, the Investor shall only be able to receive shares from TAB in accordance with the percentages set forth in Schedule 3; and

(ii)                               In case of an IPO in TAB where the Investor exercises its Tranche 2 Option, the Investor shall only be able to receive shares from TAB in accordance with the percentages set forth in Schedule 3 and shall have no right to deliver a Tranche 2 Notice in any other Ecosystem Company after the IPO of TAB is completed.

(d)                                For the purposes of this Article 5.1, the date of exercise of the Tranche 2 Option shall be the date on which the Selling Shareholders receive the Tranche 2 Notice (the “Exercise Date”).  All dividends and other distributions resolved or declared to be paid or made by the relevant Ecosystem Companies in respect of the Tranche 2 Shares by reference to a record date which falls on or before the Exercise Date shall belong to and be payable to the Selling Shareholders.

(e)                                 The Shareholders agree to use their best endeavours to procure the fulfilment of any conditions precedent to completion of the Transfer of the Tranche 2 Shares to the Investor, including obtaining any necessary consents of Governmental Authorities.

(f)                                  Completion of the Transfer of the Tranche 2 Shares shall take place at the headquarters of TAB on the Tranche 2 Completion Date (as extended by and subject to any delay due to any necessary consents of Governmental Authorities), at which:

(i)                                   the Selling Shareholders shall procure that meetings of the Board of Directors of each Ecosystem Company are held at which the Transfer of the Tranche 2 Shares to the Investor is approved and it is resolved that the Transfer of the Tranche 2 Shares shall be approved for registration in the name of the Investor in each Ecosystem Company’s share book;

(ii)                               the Selling Shareholders shall duly endorse, deliver and transfer share certificates representing the Tranche 2 Shares to the Investor (or, in the case of exercise in connection with a majority sale of shares, to the acquirer of share), fully paid, free from any and all Encumbrances and with all benefits and rights attaching thereto and shall cause each Ecosystem Company to register the Tranche 2 Shares into the share book of each Ecosystem Company in the name of the Investor and provide the Investor with copies thereof;

(iii)                           the Selling Shareholders shall and shall procure that their representatives in each Ecosystem Company shall sign (on behalf of the relevant Ecosystem Company) all such documents and take all such actions as the Investor may require to enable it to become the registered and beneficial owner of the Tranche 2 Shares; and

(iv)                            in the event of cash exercise pursuant to Article 5.1(a)(i), the Investor shall pay the Tranche 2 Option Price by wire transfer on the Tranche 2 Completion Date to an account notified to it reasonably in advance of such date by the Selling Shareholders or in such other manner agreed between the Investor and the Selling Shareholders.

(g)                                For the avoidance of doubt, the Investor shall be entitled to serve a Tranche 2 Notice and to exercise its Tranche 2 Option at any time during the Tranche 2 Option Period.  Once the Investor exercises its Tranche 2 Option in connection with the initiation of an IPO process hereunder, the Parties agree that the Transfer of the Tranche 2 Shares shall complete prior to completion of such IPO. For the avoidance of doubt, in case of a cashless exercise in the event of IPO in TAB, the Investor shall only be able to exercise its Tranche 2 Option for other Ecosystem Companies for cash before or simultaneously with the completion of the IPO in TAB.  Furthermore, the Tranche 2 Option of the Investor shall terminate upon the completion of the IPO of TAB or all of Ecosystem Companies, regardless of whether the Tranche 2 Option Period has expired or not.

(h)                                The Selling Shareholders hereby warrant to the Investor as at the Execution Date, and shall warrant as at the Tranche 2 Completion Date, that:

(i)                                   they have the requisite power and authority to enter into and perform each of their obligations under this Agreement, each of which constitutes a valid and binding obligation enforceable against such Party in accordance with its terms;

(ii)                               their entry into and compliance with the terms of this Agreement and Transfer of the Tranche 2 Shares does not and will not conflict with or constitute a default under any provision of (x) any Encumbrance, agreement or instrument to which it is party or (y) any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which that Party or any of its assets is bound;

(iii)                           they are and will continue to be during the Tranche 2 Option Period the sole beneficial owners of the Tranche 2 Shares and they have the right to transfer legal and beneficial title to the Tranche 2 Shares;

(iv)                            there is and will continue to be during the Tranche 2 Option Period no Encumbrances on, over or affecting any of the Tranche 2 Shares and no Person has claimed to be entitled to any such Encumbrance; and

(v)                                in relation to the Tranche 2 Shares, no transaction has been effected which is void, voidable or otherwise capable of being set aside under any applicable bankruptcy, insolvency or similar laws of any jurisdiction.

(i)                                   The Investor hereby warrants to the Selling Shareholders as at the Execution Date, and shall warrant as at the Tranche 2 Completion Date, that:

(i)                                   it has the requisite power and authority to enter into and perform each of its obligations under this Agreement, each of which constitutes a valid and binding obligation enforceable against the Investor in accordance with its terms; and

(ii)                               its entry into and compliance with the terms of this Agreement does not and will not conflict with or constitute a default under any provision of (x) its articles of association or any agreement or instrument to which it is party or (y) any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Investor or any of its assets is bound.

5.2                              Tag-Along Rights.

(a)                                At any time during the term hereof, in the event that any of the Kurdoğlu Family and/or, Üründül Family (each, a “Transferring Shareholder”) wishes to directly or indirectly Transfer any of its Shares in any of the Ecosystem Companies to a third party, the Transferring Shareholder shall promptly (but in any event within 5 Business Days) deliver to the Investor a written notice (the “Tag-Along Notice”) stating (1) the number of Shares proposed to be Transferred in total, including any Tag Along Shares of the Investor to be Transferred pursuant to this Article 5.2 (the “Offered Tag Shares”), (2) the identity (including the name and address) of the prospective transferee or transferees (the “Proposed Transferee”), (3) the amount of consideration for the Offered Tag Shares and (4) all material terms and conditions upon which the proposed Transfer is to be made (the date on which the Investor receives the Tag-Along Notice being the “Tag-Along Notice Date”).  For the avoidance of doubt, the Transferring Shareholders shall have the obligation to inform the Investor of the substance of discussions with Proposed Transferees and the Investor shall be entitled to receive and the Transferring Shareholders shall promptly provide as and when available material information related to a proposed sale of Offered Tag Shares to a Proposed Transferee (including material drafts of offers, letters of intent and agreements).

(b)                                (i)                                   The Investor will have a period of 15 Business Days following the Tag-Along Notice Date in which to elect to sell to the Proposed Transferee its Shares on the terms and conditions and at the price per Share stated in the Tag-Along Notice (the “Tag-Along Right”).  If the Investor chooses to exercise its Tag-Along Right, it shall within such 15 Business Day period deliver to the Transferring Shareholder a written notice (the “Tag-Along Election Notice”) stating that it wishes to participate in such Transfer, specifying the number of Shares that the Investor wishes to sell, calculated in accordance with subsection (b)(ii) and (b)(iii) below (the “Tag-Along Shares”). For the avoidance of doubt, Tranche 2 Shares shall be eligible Tag-Along Shares. Delivery of the Tag-Along Election Notice to the Transferring Shareholder shall constitute an agreement for the purchase and sale of the Tag-Along Shares by the Proposed Transferee, subject to Article 5.2(c)(i).

(ii)                               In case the number of Offered Tag Shares is more than three times the number of Shares then held by the Investor, the Investor shall have the right to Transfer all of its Shares to the Proposed Transferee as part of the Offered Tag Shares.

(iii)                           In the case of any other Transfer, the Investor shall have the right to Transfer a number of Shares to the Proposed Transferee up to half of its Shares as part of the Offered Tag Shares so long as the Tag-Along Shares of the Investor do not represent more than one third of the Offered Tag Shares.

(c)                             (i)                                   The Investor will Transfer its Tag-Along Shares to the Proposed Transferee at the time and place at which the Transferring Shareholder shall Transfer its Offered Tag Shares to the Proposed Transferee.  The Investor will not be obligated to Transfer any Tag-Along Shares to the Proposed Transferee if the Transferring Shareholder defaults in its obligation to Transfer its Offered Tag Shares to the Proposed Transferee.

(ii)                             The Investor shall effect its participation in the sale at the closing of the transaction by promptly delivering to the Transferring Shareholder(s) for Transfer to the prospective Proposed Transferee one or more certificates, properly endorsed for Transfer, which represent the Tag-Along Shares which the Investor is permitted to sell pursuant to Article 5.2(b).

(d)                                If the Investor does not exercise its Tag-Along Right, the Transferring Shareholder may (but shall not be obligated to) Transfer (on a pro-rata basis) to the Proposed Transferee a number of Shares not greater than the number of Offered Tag Shares and thereafter the Investor will not be entitled or obligated to Transfer the Tag-Along Shares to the Proposed Transferee as part of this specific transaction for Transfer of Offered Tag Shares.

(e)                                 In the event that the material terms or conditions of the Transfer to the Proposed Transferee set forth in the Tag-Along Notice shall be modified, or the Proposed Transferee shall refuse to purchase the Tag-Along Shares from the Investor, the Transferring Shareholder shall not Transfer to the Proposed Transferee any Offered Tag Shares without again complying with all of the terms and provisions of this Article 5.2.  In addition, any Offered Tag Shares and Tag-Along Shares that are not Transferred by the Transferring Shareholder to the Proposed Transferee in compliance with this Article 5.2 prior to the date which is 90 Business Days following the termination of the rights of the Investor pursuant to Article 5.2(b), may not be Transferred by the Transferring Shareholder without complying again with all of the provisions of this Article 5.2.

(f)                                  For the avoidance of doubt, this provision shall not apply in case of Permitted Transfers.

5.3                           Initial Public Offering and Qualified IPO

(a)                                At any time in the first four years following the Closing Date, the Kurdoğlu Family and Üründül Family shall collectively have the right to initiate an initial public offering (“IPO”) in any of the Ecosystem Companies provided that the minimum consolidated pre-money equity value of the Ecosystem Companies as of the date of the IPO shall be no less than US$800,000,000 (eight hundred million U.S. Dollars) and the minimum total public float shall be no less than US$86,000,000 (eighty six million U.S. Dollars) (“IPO Thresholds”).

(b)                            At any time after the fourth anniversary of the Closing Date, any of the Kurdoğlu Family, Üründül Family and the Investor shall have the right to require the Ecosystem Companies to complete a public offering (“Offering”) whereby the Shares shall either be listed on the Istanbul Stock Exchange or NASDAQ at a share price implying a market capitalization of no less than US$1,500,000,000 (one billion five hundred million U.S. Dollars) of the Ecosystem Companies and a minimum public float of no less than US$160,000,000 (one hundred sixty million U.S. Dollars)  (“Offering Thresholds”).

(c)                                 In the event that not all but one or more Ecosystem Companies become subject to IPO under Article 5.3(a) of this Agreement and/or to Offering under Article 5.3(b) of this Agreement, the IPO Thresholds and/or Offering Thresholds as the case may be, shall be adjusted in proportion to the percentages set forth in Schedule 3 and  the IPO or the  Offering (as the case may be) of an Ecosystem Company shall be subject to the corresponding particular thresholds calculated based on the percentages provided in such Schedule 3.

(d)                                Each of the Shareholders agrees to cause the Board Members of the relevant Ecosystem Company designated or nominated by such Shareholder, if any, to vote in favor of any proposal made by the relevant Party to effectuate an IPO pursuant to Article 5.3(a) or an Offering pursuant to Article 5.3(b).  If, pursuant to the provisions of Article 5.3(a) or Article 5.3(b) it is decided to proceed with an IPO or a Offering, as the case may be, then each Party agrees to take all necessary actions to make the necessary amendments to the articles of association of the relevant Ecosystem Companies, to cause the Shares of the relevant Shareholders to be included in the IPO or the Offering, as the case may be, to be registered in the applicable jurisdiction, and to be listed on the applicable stock exchange.

(e)                                 All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to this Article 5.3 shall be borne by the relevant Ecosystem Company.

5.4                              Permitted Transfers.

(a)                                A Transfer of Shares in any Ecosystem Company may only be made in accordance with the provisions of the TCC, this Agreement and each Ecosystem Company’s articles of association.

(b)                                Each of the Kurdoğlu Family and Üründül Family may Transfer, with or without consideration, any Shares to their respective Permitted Transferees (as defined below) without being subject to Article 5.2 and the Investor may freely Transfer its Shares to a Permitted Transferee at any time provided in each case that such Permitted Transferee acknowledges and agrees in writing (and delivers such writing to the other Party) to become a party to and to be bound by the terms and conditions of this Agreement by executing the Deed of Adherence as a condition precedent to the completion of the Transfer and being registered as a Shareholder.  All Shareholders agree that upon execution of the Deed of Adherence a Permitted Transferee shall assume and acquire all rights granted to and obligations of the transferring Shareholder under this Agreement including, for the avoidance of doubt, its rights under Article V and obligations under Articles 9.2 and 9.3 of this Agreement.

(c)                                 “Permitted Transferees” means (i) in the case of any Shareholder that is a legal entity, such Shareholder’s Affiliates (provided that such Affiliate remains an Affiliate of such Shareholder at all times following the Transfer), or by an Affiliate of such Shareholder to such Shareholder or between one or more Affiliates of such Shareholder (provided in each case that that such Affiliates remain Affiliates of such Shareholder at all times following the Transfer); (ii) in the case of a Shareholder who is a natural Person, such Shareholder’s Affiliates (iii) any Transfers among the members of Kurdoğlu Family, and (iv) any Transfers among the members of Üründül Family (any such Transfer pursuant to clauses (i) or (ii) being referred to as a “Permitted Transfer”).

5.5                              Transfer Restrictions

(a)                                Without prejudice to the provisions of this Article V, the Investor shall not sell, transfer or assign its Shares or this Agreement to a third party who is engaged in the same Business with the Ecosystem Companies. For the avoidance of doubt, in case the Investor Transfers any of its Shares to a third party other than a Permitted Transferee, the rights of the Investor under this Agreement shall not be transferred to such third party.  The Investor shall no longer have any rights or obligations (except the obligations set forth in Articles 11.1(b) and 11.4) under this Agreement with respect to a specific Ecosystem Company when its shareholding in such Ecosystem Company is at any time equal to less than 40% of the Shares (as adjusted for any share consolidations or similar corporate actions) acquired by the Investor in such Ecosystem Company pursuant to the SPA.

(b)                                As at the Execution Date, Erhan Cansu is the owner of .005% of the Shares (100 Shares) of Ekmek.  In the event that Erhan Cansu acquires additional Shares in Ekmek or Shares in any other Ecosystem Company during the term of this Agreement as a result of which the then current shareholding of Erhan Cansu in the relevant Ecosystem Company exceeds 0.01% of the share capital of the relevant Ecosystem Company, the Selling Shareholders shall procure as a condition precedent to any such acquisition of Shares that Erhan Cansu becomes party to this Agreement by executing the Deed of Adherence set forth in Schedule 2 hereto.

Article VI
PREEMPTIVE RIGHTS

Except as otherwise agreed to among the Shareholders herein, all Shareholders shall have pre-emptive rights with respect to the primary issuance of shares as a result of any capital increase in any Ecosystem Company (collectively, the “Preemptive Shares”).  Except as otherwise agreed to among the Shareholders herein, the relevant Ecosystem Company shall not offer, issue or sell, or enter into any agreement or commitment to offer, issue or sell, any Preemptive Shares, unless such Ecosystem Company shall first offer in writing to sell such Preemptive Shares to each of the Shareholders, on the same terms and conditions.  If any of the Shareholders elects not to exercise its pre-emptive right in relation to a capital increase, the Board of Directors shall first offer such unsubscribed portion of the capital increase to the remaining Shareholders.

Article VII
DEPLOYMENT OF EMPLOYEES

Professionals Deployed by the Investor. Immediately following entry into force of this Agreement, the Investor shall deploy the CCG Staff for the equivalent of one full-time employee to TAB initially for a period of one year. The Parties agree that the CCG Staff shall assist the management of the Ecosystem Companies in the development of systems and organization of Ecosystem Companies and in the analysis and execution of accretive acquisitions by the Ecosystem Companies.  The Shareholders agree that the Investor shall bear the compensation costs of the CCG Staff including but not limited to salary and allowances. On the condition that the CCG Staff executes a confidentiality undertaking with the Ecosystem Companies, the Ecosystem Companies agree to cooperate (including but not limited to providing access to all facilities, employees and data of the Ecosystem Companies) with the CCG Staff in the conduct of the Business and in the performance of such professionals’ duties hereunder and the Parties agree to cause the Ecosystem Companies to secure such cooperation.  The Investor shall have the right to replace any of the CCG Staff with individuals having similar qualifications to the CCG Staff in consultation with the

Kurdoğlu Family. The deployment of the CCG Staff may be extended upon the mutual consent of the Investor and the Selling Shareholders.

Article VIII

AUDITORS AND COMPANY RECORDS

8.1                              Statutory Auditors.  The books and records of each Ecosystem Company shall be subject to audit as required by the TCC by one (1) statutory auditor (murakıp) having the qualifications required under TCC and who shall be nominated by the Kurdoğlu Family and Üründül Family collectively following the necessary discussions with the Investor and elected by the General Assembly of each Ecosystem Company pursuant to Article 347 of the TCC (“Statutory Auditor”).  The term of duty of the Statutory Auditor shall be one (1) year. The Statutory Auditor shall have all of the rights, powers and duties set forth in the TCC.

8.2                              Independent Outside Auditor. The Shareholders agree that the annual accounts of each Ecosystem Company shall be audited by one of the Big Four which shall be nominated by the Investor, Kurdoğlu Family and Üründül Family collectively and elected by the Board of Directors of each Ecosystem Company as a Major Decision.

8.3                              Inspection Rights.  Each Ecosystem Company agrees to permit each Shareholder (or its representatives, including its representatives on the Board of Directors), upon reasonable notice and at reasonable business hours or such other times as any such Shareholder may reasonably request, to (a) visit and inspect any of the relevant Ecosystem Company’s properties, (b) examine and copy the corporate and financial records of the relevant Ecosystem Company and (c) discuss the affairs, finances and accounts of the relevant Ecosystem Company with its directors, officers, key employees, lawyers, accountants, agents and other consultants of the Ecosystem Company.  If any Ecosystem Company fails to act in accordance with the provisions of this Article 8.3 in any material respect, the Parties shall use their reasonable endeavors to ensure that each Shareholder shall be entitled to instruct the Statutory Auditor of the relevant Ecosystem Company to prepare, at the cost of such Ecosystem Company, the relevant information and provide the same to the requesting Shareholder.

Article IX

DIVIDEND DISTRIBUTION AND LIQUIDATION PREFERENCE

9.1                              Dividend Distribution.

(a)                                The Shareholders shall ensure that each Ecosystem Company fully complies with all reserve account allocations required to be made before distributing the dividends according to the provisions of TCC and other relevant regulations.

(b)                                The Shareholders agree that each Ecosystem Company shall distribute dividends in proportion to the shareholding percentage of each Shareholder of each Ecosystem Company.

9.2                              Complementary Payments

Without prejudice to the provisions of Article 9.1 of this Agreement, the Ecosystem Companies agree and the Parties agree to cause them to, make complementary payments (the “Complementary Payments”) to the Investor as follows:

(a)                                if the total amount of dividends received by the Investor from all the Ecosystem Companies until the first anniversary of the Closing Date is less than US$1,600,000 (one million six hundred thousand U.S. Dollars), the Ecosystem Companies shall make a Complementary Payment to the Investor only in cash or in the form of additional Shares (or a combination thereof) in order to cover such deficit pursuant to Article 9.2(d);

(b)                                if the sum of (i) the total amount of dividends received by the Investor from all the Ecosystem Companies until the second anniversary of the Closing Date and (ii) any Complementary Payment made pursuant to Article 9.2(a) is less than US$3,200,000 (three million two hundred thousand U.S. Dollars), the Ecosystem Companies shall make a Complementary Payment to the Investor only in cash or in the form of additional Shares (or combination thereof) in order to cover such deficit pursuant to Article 9.2(d);

(c)                                 if the sum of (i) the total amount of dividends received by the Investor from all the Ecosystem Companies until the third anniversary of the Closing Date and (ii) any Complementary Payments made pursuant to Article 9.2(a) and (b) is less than US $ 4,800,000 (four million eight hundred thousand U.S. Dollars), the Ecosystem Companies shall make a Complementary Payment to the Investor only in cash or in the form of additional Shares (or combination thereof) in order to cover such deficit pursuant to Article 9.2(d); and

(d)                                the Shareholders agree that the Kurdoğlu Family and Üründül Family shall have the sole discretion to determine (i) the method of payment of the Complementary Payments pursuant to Articles 9.2(a), (b) and (c) and (ii) if all or part of the relevant Complementary Payment is to be made in cash, the Ecosystem Companies which shall make such payment.  If all or part of the Complementary Payment is to be made in the form of Shares (x) the Investor (and only the Investor, no other Shareholder) shall receive Shares in each Ecosystem Company pro rata to the percentages set forth in Schedule 3 and (y) such Shares to be delivered to the Investor shall be valued based on a US$688.1 million pre-investment equity value for all of the Ecosystem Companies and the value of shares of each Company shall be based on the percentage for each Ecosystem Company set forth in Schedule 3.

(e)                                 The Shareholders agree that the obligation of the Ecosystem Companies to make Complementary Payments to the Investor shall cease at the earlier of (i) the consummation of an IPO of any Ecosystem Company, (ii) the exercise of the Tranche 2 Option by the Investor or (iii) the third anniversary of the Closing Date.  For the avoidance of doubt, any Complementary Payments that are due but not yet paid to the Investor for any year shall remain due and payable notwithstanding the consummation of an IPO of any Ecosystem Company, the exercise of the Tranche 2 Option by the Investor or the third anniversary of the Closing Date.

(f)                                  To give effect to the Investor’s right to receive the Complementary Payments, the Selling Shareholders hereby assign any dividends distributable to the Selling Shareholders to the Investor in respect of any years in which the Investor is entitled to receive a Complementary Payment to the extent of the Complementary Payment and to the extent and on the condition that the Investor does not receive the full amount indicated in Article 9.2(a), 9.2(b) and 9.2(c) herein, as the case may be, from the dividend payments made to the Investor as a Shareholder of the Ecosystem Companies as a group.  The Parties agree to take all actions necessary to effect the assignment thereof, including execution of the assignment agreement attached hereto as Schedule 4 and delivery to each Ecosystem Company (provided however that for Meat, the Selling Shareholders shall cause the assignment and the delivery of the relevant agreement to take place promptly following the incorporation of Meat) of an irrevocable instruction to pay to the Investor the Complementary Payments in the amount and at the time required by this Agreement.

9.3                              Liquidation Preference

(a)                                In the event of liquidation, bankruptcy or winding-up of all Ecosystem Companies, the Investor shall receive an amount equal to US$40,000,000 (forty million U.S. Dollars) (the “Total Preference Amount”) in preference to any distribution to or receipt by the Selling Shareholders or by any Permitted Transferee.  For the avoidance of doubt, no Selling Shareholder shall receive any proceeds as a result of any liquidation, bankruptcy or winding up of any Ecosystem Company unless and until the Investor has received the Total Preference Amount.  The preference of the Investor set forth under this Article 9.3 shall cease upon the Transfer of the Tranche 2 Shares to the Investor on the Tranche 2 Completion Date.

(b)                                The Shareholders agree that in case not all but one or more Ecosystem Companies become subject to liquidation, bankruptcy or winding-up, the Total Preference Amount to be paid to the Investor with respect to such Company at such time shall be based on the percentages of the relevant Ecosystem Company as set forth in Schedule 3 of this Agreement.

(c)                                 For the avoidance of doubt, if all proceeds from liquidation, bankruptcy or winding up of all of the Ecosystem Companies have been properly paid out and assigned, as applicable, by the Selling Shareholders, but the Total Preference Amount has not been satisfied following the liquidation, bankruptcy or winding up of all of the Ecosystem Companies, the Investor agrees that it shall not seek repayment of the Total Preference Amount or outstanding Total Preference Amount, as the case may be.

(d)                                To give effect to the Investor’s right to receive the Total Preference Amount, the Selling Shareholders hereby assign any proceeds received as a result of any liquidation, bankruptcy or winding up of any Ecosystem Company to the Investor, which assignment shall be valid until the Transfer of the Tranche 2 Shares to the Investor on the Tranche 2 Completion Date.  The Parties agree to take all actions necessary to effect the assignment thereof, including execution of the assignment agreement attached hereto as Schedule 5 and delivery to each Ecosystem Company of an irrevocable instruction to pay or procure the payment of the Total Preference Amount to the Investor (provided however that for Meat, the Selling Shareholders shall cause the assignment and the delivery of the relevant agreement to take place promptly following the incorporation of Meat).

(e)                                 In the event that Meat is not established and its activities not commenced within 3 years after the Closing Date, Meat shall be deemed to be liquidated and the Selling Shareholders agree to repay to the Investor (or any entity designated by the Investor) US$800,000 (eight hundred thousand U.S. Dollars) (representing 2% of US$40,000,000 (forty million U.S. Dollars)) as a reduction in Purchase Price within 15 Business Days after the end of such 3-year period. For the avoidance of doubt, in the event Meat is not established and its activities not commenced within 3 years after the Closing Date and US$800,000 (eight hundred thousand U.S. Dollars) is repaid to the Investor (or any entity designated by the Investor), such repaid amount shall be deducted from the Total Preference Amount.

Article X
REGISTRATION RIGHTS

10.1                            Registration on Request.

(a)                                If at any time or from time to time after the Closing Date (if an IPO, subject to the terms and conditions under Article 5.3(a) or if an Offering, subject to the terms and conditions under Article 5.3(b)), an Ecosystem Company receives a written request from, in case of an IPO, the Kurdoğlu Family and Üründül family, or in case of an Offering, from the Kurdoğlu Family, Üründül Family or the Investor (such Shareholders being referred to herein as the “Initiating Holders”) requesting that such Ecosystem Company effect the registration (under the Applicable Laws selected by the Initiating Holders) for resale of all or any portion of the Registrable Securities held by the Initiating Holders and specifying the intended method of disposition thereof (the “Demand Notice”) (the date on which the Ecosystem Company receives the Demand Notice being the “Demand Notice Date”), such Ecosystem Company shall promptly (but in any event within 5 Business Days after the Demand Notice Date) forward a copy of the Demand Notice to all other Registrable Security Holders and each such holder shall have 20 days from receipt of the Demand Notice to elect to include its Registrable Securities in such registration. The Registrable Security Holders shall exercise their right to include Registrable Securities in the relevant registration by delivering written notice to the relevant Ecosystem Company within such 20 day period specifying the number of Registrable Securities that the relevant Registrable Security Holder shall include in the registration statement (such electing Registrable Security Holders, together with the Initiating Holder being the “Registering Holders”).  Registration of any of the Registrable Securities provided herein shall mean the listing of the Registrable Securities on the Istanbul Stock Exchange or NASDAQ under Applicable Laws.  Upon the receipt of written notice from the Initiating Holders, the relevant Ecosystem Company will, subject to the terms of this Agreement, effect the registration of the Registrable Securities under the Applicable Laws which the relevant Ecosystem Company has been so requested to register for disposition in accordance with the intended method of disposition stated in the Demand Notice.

(b)                                The relevant Ecosystem Company will prepare and file under the Applicable Laws as specified in the Demand Notice, no later than 90 days after the Demand Notice Date, a registration, registering for resale by the Registering Holders a sufficient number of Shares for the Registering Holders to sell the Registrable Securities requested to be registered.  The relevant Ecosystem Company will use its commercially reasonable efforts to cause such registration to be declared effective no later than the date which is 120 calendar days after the Demand Notice Date (such date being the “Required Effectiveness Date”).  The relevant Ecosystem Company will use its commercially reasonable efforts to cause the registration statement filed pursuant to this Article 10.1 to remain effective until the date on which all Registrable Securities registered pursuant to such registration statement shall have been sold to the public.

(c)                                 Selection of Co-Lead Manager.  If a requested registration pursuant to this Article 10.1 involves an underwritten offering, the Selling Shareholders and the Investor shall by agreement select one (or more than one, if mutually agreed by the Selling Shareholders and the Investor) co-lead manager from among internationally recognized investment banks with substantial experience in global equity offerings of Turkish companies to assist the leading of such offering by Ata Yatırım (whereby Ata Yatırım shall be appointed as the global coordinator and the lead book-runner provided that the Kurdoğlu Family requests such appointment). The co-lead manager shall be selected as follows:  (i) indicative proposals and credentials shall be sought from a substantial number of the following internationally recognized investment banks:  Deutsche Bank, Credit Suisse,  JP Morgan, Merrill Lynch, Goldman Sachs and UBS (provided that the Selling Shareholders and the Investor may ask that proposals be sought from additional candidates); and (ii) the Selling Shareholders and the Investor shall have 30 Business Days after receipt of such proposals to agree to select one of the candidates to act as the co-lead manager. The Selling Shareholders and the Investor shall be entitled to request that the banks submitting proposals be asked to make presentations to them and to the Board of Directors of the relevant Ecosystem Company and the Selling Shareholders and the Investor shall have the right to negotiate final terms with such banks prior to making a final decision as to the co-lead manager.  The lead manager and the co-lead manager selected pursuant to this Article 10.1(c) shall agree upon the standard terms and scope of work as between them once the commercial terms of the offering are agreed as between the Selling Shareholders, the Investor and the lead manager. In the event of a public offering on the National Association of Securities Dealers Automated Quotations (“NASDAQ”), the Shareholders agree that the lead manager and the abovementioned co-lead manager shall have equal rights in connection with the determination of the commercial terms of the offering and the subsequent procedures with respect to offering.

(d)                                Priority in Requested Registrations.  If a requested registration pursuant to this Article 10.1 involves an underwritten offering, and if the co-lead managers of such registration advise the relevant Ecosystem Company in writing (with a copy to the Registering Holders) that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range acceptable to the Initiating Holders, the relevant Ecosystem Company will include in such registration, to the extent of the number which the relevant Ecosystem Company is so advised can be sold in such offering, (i) first, Registrable Securities requested by the Initiating Holders to be included in such registration, (ii) second, securities for the Ecosystem Company’s account (the proceeds of which will be used for general corporate purposes); and (iii) third, the Registrable Securities elected to be included in the relevant registration by the Registrable Securities Holders pro rata based on the number of Registrable Securities requested by the Registrable Securities Holders to be included in such registration.  The number of Shares of Registrable Securities to be included by the Initiating Holders in such underwriting shall be reduced pro rata to the Shares of the Registering Holders electing to participate in such underwriting.  For the avoidance of doubt, each Shareholder may demand registration of its Shares on the relevant stock exchange at any time after completion of the IPO and may sell its shares on the relevant stock exchange, subject only to share transfer restrictions in this or other applicable agreements.

10.2                            Registration Procedures.  In the case of each registration, qualification or compliance effected by the relevant Ecosystem Company pursuant to this Agreement, the relevant Ecosystem Company shall, by notice to each Registering Holder, keep such Registering Holder advised in writing as to the initiation, progress and effective date of each registration, qualification and compliance, and, at the expense of the relevant Ecosystem Company, the relevant Ecosystem Company will carry out all necessary actions required for such registration.

10.3                       Lock-up Period

(a)                                To the extent requested by the relevant Ecosystem Company and the co-lead managers, each holder of Registrable Securities hereby agrees not to effect or cause the relevant Ecosystem Company not to effect any public offering or distribution of Shares of the relevant Ecosystem Company during the 180 day period beginning on the effective date of a registration statement of such Ecosystem Company with respect to the IPO or  Offering, as the case may be (except as part of such offering) in which Registrable Securities are included, unless the co-lead managers managing the registered public offering otherwise agree to a shorter period (the “Lock-up Period”).  The foregoing provisions of Article 10.3(a) shall not apply to transactions related to Shares acquired in open market transactions after the completion of the registered offering referred to above.

(b)                                In order to enforce the foregoing covenants, the relevant Ecosystem Company may take any necessary actions with respect to the Registrable Securities until the end of the applicable Lock-up Period.

10.4                       Expenses.  All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to this Agreement shall be borne by the relevant Ecosystem Company.  Unless otherwise stated, all underwriting discounts, selling commissions and stock transfer taxes relating to Registrable Securities registered by the Registrable Security Holders shall be borne by the Registrable Security Holders holding such Registrable Securities pro rata to the number of Registrable Securities so registered.

10.5                       Indemnification by the Ecosystem Company.  To the extent permitted by Applicable Law, the relevant Ecosystem Company  will indemnify and hold harmless each Registrable Security Holder, each of the employees, officers, directors, partners, members, managers, and other agents of each Registrable Security Holder, any lead manager (as defined under Applicable Law) for such Registrable Security Holder and each Person, if any, who controls such Registrable Security Holder or lead manager (as defined under Applicable Law) (collectively, the “Holder Indemnified Persons”) against and hold each Holder Indemnified Person harmless from any and all liabilities, obligations, losses, damages, lawsuits, investigations, arbitrations, actions, judgments, costs, expenses or claims, including, without limitation, reasonable attorneys’ fees and expenses incurred in investigation or defending any of the foregoing (collectively, “Losses”), that the Holder Indemnified Persons may suffer or sustain arising out of or due to any of the following (any of the following being a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or in any amendments or supplements thereto; (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (C) any violation or alleged violation by the relevant Ecosystem Company of Applicable Law.  Notwithstanding the foregoing, the relevant Ecosystem Company shall not be liable for any Losses to the extent that such Losses arise out of or are based upon a Violation which occurs in reliance upon and in strict conformity with written information about the Registrable Security Holder furnished by such Registrable Security Holder expressly for use in connection with such registration.

10.6                       Subsequent Registration Rights.  From and after the date of this Agreement, the Ecosystem Companies shall not, without the prior written consent of each Registrable Security Holder, enter into any agreement with any holder or prospective holder of any securities of the relevant Ecosystem Company which provides such holder or prospective holder of securities of the relevant Ecosystem Company the right (a) to include such securities in any registration filed under this Article X or (b) to demand registration of their securities.

Article XI
CERTAIN COVENANTS

11. 1                         Announcements and Non-Disclosure of Confidential Information.

(a)                           Announcements.  None of the Parties hereto shall make any press statement or other public announcement (other than as required by Applicable Law) in connection with this Agreement without the prior written approval of the text of such statement or announcement (in the case of the Kurdoğlu Family and the Üründül Family) by the Investor or (in the case of the Investor) by the Kurdoğlu Family and the Üründül Family or (in the case of any Ecosystem Company) by each of the Investor, the Kurdoğlu Family and the Üründül Family, such approval not to be unreasonably withheld.  In the case of any announcements required by Applicable Law or the rules of any stock exchange, the disclosing Party shall inform the other Parties of such disclosure and, to the extent reasonably possible, shall consult with such Parties on the nature of the disclosure.

(b)                           Non-Disclosure of Confidential Information.  Each of the Shareholders agrees that it shall take reasonable steps to prevent disclosure of, and to maintain the confidentiality of, the terms and conditions of this Agreement and any confidential or proprietary information of each Ecosystem Company which it receives under or in connection with this Agreement (the “Information”).  Notwithstanding the foregoing, the Person receiving the Information (the “Receiving Party”) shall have no obligations under this Article with respect to Information which is (A) known to the Receiving Party on a non-confidential basis at the time of disclosure from any Ecosystem Company; (B) at the time of that disclosure, or thereafter, in the public domain other than pursuant to a breach of an existing obligation by the Receiving Party; (C) rightfully received from a third party without a restriction on further disclosure and without breach of the other provisions of this Article 11.1(b); (D) independently developed by the Receiving Party; or (E) Information which is required to be disclosed by any self-regulatory organization or by Applicable Laws or at request of any Governmental Authority; provided, however, that the relevant Ecosystem Company is given prior notice of the disclosure of Information pursuant to this clause (E) to the extent such prior notice is reasonably possible.   Each Party agrees that it shall maintain all Information in strict confidence; except that such Information may be disclosed to Affiliates, provided that any Party disclosing the Information to an Affiliate shall procure that such Affiliate maintains confidentiality as required pursuant to this Article 11.1(b).  For purposes of this Article 11.1(b), the Affiliates of the Investor shall include the limited partners, subsidiaries and advisors of Cartesian Capital Group, LLC.  This obligation shall survive termination of this Agreement for a period of two years after the date (i) on which a Shareholder ceases to be a shareholder of the Ecosystem Company or (ii) on which the Investor terminates this Agreement pursuant to Article 12.1(b)(iv).

11.2                            Business Rules; Compliance with Applicable Laws and Industry Best Practices.  The Business of each Ecosystem Company shall be carried out in accordance with the corporate governance guidelines, rules and core values, internal procedures and standards concerning safety, health and environment, business conduct and ethics, people treatment, accounting procedures and practices including reporting, information technology standards, product quality requirements and data protection standards approved by the Board of Directors of the relevant Ecosystem Company.  The Parties agree to take any and all necessary measures in order to comply with Applicable Laws and industry best practices governing the Business and the Ecosystem Companies.

11.3                            Joint and Several (Müşterek ve Müteselsil) Liability. Each member of the Kurdoğlu Family (including their Permitted Transferees subsequently registered as Shareholders in any Ecosystem Company) shall be jointly and severally liable with the other members of the Kurdoğlu Family for any liability or obligation of any member of the Kurdoğlu Family under this Agreement in proportion to the Kurdoğlu Family’s collective shareholding in the relevant Ecosystem Company and each member of the Üründül Family (including their Permitted Transferees subsequently registered as Shareholders in any Ecosystem Company) shall be jointly and severally liable with the other member of the Üründül Family for any liability or obligation of any member of the Üründül Family under this Agreement in proportion to the Üründül Family’s collective shareholding in the relevant Ecosystem Company. For the avoidance of doubt, the liability of the Kurdoğlu Family vis-à-vis the Üründül Family shall be several but not joint.

11.4                            Non-Compete and Corporate Opportunities.

(a)                           Non-Compete.

(i)                                   Each member of the Kurdoğlu Family and Üründül Family agrees that it will not, directly or indirectly (through Affiliates, Permitted Transferees, employees, shareholders or agents), own equity or other securities in or issued by, control, carry on business through, or be otherwise engaged, concerned or interested in any capacity in any Person other than the Ecosystem Companies that is engaged in any element of the Business in (i) the Region (except for Article 11.4(b)(iii)(1)) and (ii) Turkey (except for Article 11.4(b)(iii)(1)) for so long as it remains a Shareholder in any Ecosystem Company and for a period of one (1) year after it ceases to be a Shareholder in all of the Ecosystem Companies.

(ii)                               The Investor agrees that it will not, directly or indirectly (through Affiliates, Permitted Transferees, employees, shareholders or agents), own equity or other securities in or issued by, Control, carry on business through, or be otherwise engaged, concerned or interested in any capacity in any Person other than the Ecosystem Companies that is engaged in any element of the Business in (i) the Region (except for Article 11.4(b)(iv)(2) unless it is a quick served restaurant business) and (ii) Turkey for so long as it remains a Shareholder in any Ecosystem Company and for a period of one (1) year after the Investor (x) ceases to be a Shareholder in all of the Ecosystem Companies or (y) terminates this Agreement pursuant to Article 12.1(b)(iv).

(b)                           Corporate Opportunities.

(i)                                   In the event that any opportunity to own equity or other securities in or issued by,  to control, carry on business through, or be otherwise engaged, concerned or interested in any capacity in any Person other than the Ecosystem Companies engaged in any element of the Business (as conducted now or in the future) in the Region or Turkey (a “Corporate Opportunity”) is identified directly or indirectly (i) by any member of the Kurdoğlu Family or Üründül Family or their Affiliates or (ii) by the Investor or its Affiliates (the Party identifying the opportunity shall hereinafter be referred to as the “Identifying Party”), then the Identifying Party shall deliver written notice to the other Parties, setting forth all relevant information allowing the Parties to make an informed decision as to whether to pursue the Corporate Opportunity (the “Corporate Opportunity Notice”).

(ii)                               The Investor on the one hand and the other Shareholders on the other shall seek for a period of 30 Business Days after receipt of the Corporate Opportunity Notice to agree whether to pursue the Corporate Opportunity on behalf of an Ecosystem Company.

(iii)                           If the Identifying Party is any member of the Kurdoğlu or Üründül Family or their Affiliates:

(1) If the Investor does not wish for any Ecosystem Company to pursue such Corporate Opportunity, then the Identifying Party shall be free to pursue such Corporate Opportunity, alone or with other parties regardless of where such Corporate Opportunity is located, provided that such opportunity is pursued on the same terms as initially offered to the Ecosystem Companies.

(2) If the other Shareholders (regardless of the Investor’s vote) do not wish for any Ecosystem Company to pursue such Corporate Opportunity, then neither the Identifying Party nor the Shareholders (including the Investor) shall be free to pursue such Corporate Opportunity outside of the Ecosystem Companies, alone or with other parties regardless of where such Corporate Opportunity is located.

(iv)                            If the Identifying Party is the Investor or any of its Affiliates:

(1) If the Corporate Opportunity is in the Region and if the other Shareholders wish for any Ecosystem Company to pursue a Corporate Opportunity by purchasing 50% plus 1 share of voting control of the total voting shares outstanding (with the exception of any minority protections granted) in the relevant company, then such Ecosystem Company shall be free to pursue such Corporate

Opportunity and the Investor shall have the option (but not the obligation) to pursue such Corporate Opportunity with the relevant Ecosystem Company.

(2) If the other Shareholders do not wish for any Ecosystem Company to pursue such Corporate Opportunity or wish to participate by purchasing an interest of less than 50% plus 1 share of voting control of the total voting shares outstanding in the relevant company and if such Corporate Opportunity is in the Region, then the Identifying Party shall be free to pursue such Corporate Opportunity, alone or with other parties.

(3) If the Corporate Opportunity is in Turkey and if the other Shareholders do not wish for any Ecosystem Company to pursue such Corporate Opportunity then the Identifying Party shall not be free to pursue such Corporate Opportunity, alone or with other parties.

(c)                            Without prejudice to any other rights or remedies that a Party may have, the Parties acknowledge and agree that (i) damages would not be an adequate remedy for any breach of this Article 11.4 (ii) the remedies of injunction and specific performance are appropriate for any threatened or actual breach of this Article and (iii) no proof of damages shall be necessary for the enforcement of the rights under this Article 11.4.

11.5                            Related Party Transactions.  (a) Except for the transaction between two or more Ecosystem Companies, each Shareholder shall procure that neither it nor any Person which is a Related Party shall enter into any Related Party transaction with any Ecosystem Company unless the proposed transaction.:

(i)                                   is on an arm’s length basis, has a bona fide commercial purpose and is in line with market practices and in line with similar available terms in the market and with parties with similar qualifications having the capacity and know how to meet the needs of the Ecosystem Companies and also be able to meet the time demands of the Ecosystem Companies;

(ii)                               is entered into in writing; and

(iii)                           has been disclosed to the other Shareholders as soon as practically possible after an offer has been made, in the format made by the Related Party.

(b)                           The Investor has reviewed and approved the commercial conditions of the agreements to be executed between TAB and Ekur İnşaat Sanayi ve Ticaret A.Ş., TAB and Mes Mutfak Ekipmanları A.Ş., TAB and ATP Ticari Bilgisayar Ağı ve Elektrik Güç Kaynakları Üretim ve Pazarlama A.Ş., TAB and FASDAT, TAB and Ata Holding A.Ş. and TAB and Ata Yatırım which are attached hereto as Schedule 6 and has acknowledged that such commercial conditions satisfy the principles of Article 11.5(a).  For the avoidance of doubt, any amendment or waiver or other alteration of such conditions must also satisfy the principles of Article 11.5(a).

Article XII
MISCELLANEOUS

12.1                            Term and Termination; Survival.

(a)                           This Agreement shall become effective on the Closing Date and shall continue in full force and effect until terminated pursuant to Article 12.1(b).

(b)                           This Agreement may be terminated:

(i)                                   by written consent of all of the Parties hereto;

(ii)                               unless otherwise agreed by the Parties: (1) upon liquidation of the Ecosystem Companies in respect of the liquidated Ecosystem Company; (2) in the event that the Investor is being dissolved, liquidated or subject to bankruptcy or insolvency proceedings by a court of competent jurisdiction, or is entering into procedures to rearrange or readjust debt to avoid bankruptcy; or (3) upon nationalization, seizure or otherwise expropriation of all or substantial portion of any Shares or a substantial portion of the property or other assets of the Ecosystem Companies, beyond the control of the Parties;

(iii)                           with respect to any Shareholder, automatically upon the date such Shareholder ceases to be a shareholder of the Ecosystem Companies by the transfer of all of its Shares in the Ecosystem Companies in accordance with the terms of this Agreement; or

(iv)                            by the Investor at any time in the event that its shareholding in any Ecosystem Company falls below the threshold in Article 5.5(a).

(c)                            The provisions of Articles 11.1, 12.1, 12.3, 12.4 12.10, 12.11 and 12.12 shall survive any termination of this Agreement.

(d)                           Except in the case of a written agreement of the Parties to terminate this Agreement, the termination of this Agreement shall not release any Party from:

(i)                                   any liability which at the time of termination has already accrued to the other Parties or which thereafter may accrue in respect of any act or omission prior to such termination; or

(ii)                               any obligation which is specified to remain in effect for any period of time after the Transfer of all Shares by any Party.

12.2                            Waivers and Amendments.  This Agreement may only be modified with the written consent of the Parties hereto.  Except for the waiver requirements specifically provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the Party against which enforcement of the change, waiver, discharge or termination is sought.

12.3                            Notices, etc.  Except as otherwise provided in this Agreement, all notices, consents, approvals, demands, requests, waivers and other communications (each a “Notice”) pursuant to this Agreement shall be in writing and shall be delivered in person, by courier, by facsimile transmission (with written confirmation of receipt) or by certified or registered mail (postage prepaid, return receipt requested, if available).  All such Notices shall be sent to the facsimile number or address (as the case may be) specified for the intended recipient in Schedule 7, or to such other facsimile number or address as such recipient may have last specified by Notice to the other Parties.  All such Notices shall be effective upon receipt.

12.4                            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Turkey.

12.5                            Successors and Assigns.  This Agreement will be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the Parties hereto.

12.6                            Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy on the part of any Ecosystem Company or any Shareholder upon any breach or default of any Party to this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence thereof, or if in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

12.7                            Expenses. Except as otherwise specifically provided herein, each Shareholder shall bear its own expenses incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by the same, including the fees, applicable taxes and duties and similar charges and expenses of its respective legal counsel and financial advisors, unless otherwise agreed in writing by the Parties.  Stamp duties arising in connection with the one original copy of this Agreement shall be payable 50% by the Selling Shareholders and 50% by the Investor.  The Investor shall keep the one original executed copy of this Agreement and shall produce such original in connection with any arbitration proceeding pursuant to Article 12.12 herein.

12.8                            Entire Agreement.  This Agreement and its Schedules hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties, and supersede all prior understandings, negotiations and agreements (whether written or oral) between the Parties, including, for the avoidance of doubt, the term sheet signed by and between the Parties on October 20, 2010.

12.9                            Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution thereof of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.  If any part of this Agreement shall be held by any court of competent jurisdiction to be unenforceable against or by the relevant Ecosystem Company, such part shall be treated as being severable from the remainder of this Agreement and the relevant Ecosystem Company and the Shareholders shall promptly exercise their powers in relation to the relevant Ecosystem Company to procure (insofar as they have power lawfully to do so) that the severable part is nonetheless put into or given effect in accordance with, or to the maximum extent possible in accordance with, the original intent of the Parties hereto in relation to such part.

12.10                     Remedies.  Each Party hereto is entitled to enforce its rights under this Agreement specifically, to recover damages caused by any breach of any provision of this Agreement, and to exercise all other rights existing in its favour.  The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

12.11                     Assignment

Save where this Agreement provides otherwise, none of the rights or obligations under this Agreement may be assigned or transferred in whole or in part by the Investor without the prior written consent of the Kurdoğlu Family. It is agreed that the Investor shall remain jointly liable with its assignee against the other Parties for the fulfillment of all contractual obligations contained herein.

12.12                     Dispute Resolution.

(a)                                          Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), which Rules are deemed to be incorporated by reference into this clause.  Before any Party seeks arbitration as to any matter, such Party shall set forth in a written notice to the Chief Executive Officer or managing member, as the case may be, of the other Party a summary of the matter in dispute, and the Parties agree that their Chief Executive Officer or managing member, as the case may be, shall make a good faith effort to resolve such matter amicably within thirty days of such notice.  Only if the matter is not so resolved shall any Party be entitled to institute an arbitration proceeding to resolve such matter.

(b)                                 Any and all disputes, controversies and claims arising out of or relating to this Agreement, or with respect to the construction or interpretation of this Agreement, or concerning the respective rights or obligations hereunder of the Parties hereto and their respective successors and permitted assigns, whether by operation of Law or otherwise that cannot be resolved within 30 days pursuant to Article 12.12(a) shall be referred upon the application of any Party to and finally resolved by arbitration.

(c)                                  The arbitration proceedings shall be conducted in Istanbul, Turkey in accordance with the then-existing ICC Rules, which Rules are deemed to be incorporated by reference into this Article, before a three person panel of arbitrators.  The language of the arbitral proceedings shall be in English.

(d)                                 The claimants, irrespective of the number, shall appoint one arbitrator, the respondents, irrespective of the number, shall appoint the second arbitrator within 25 Business Days of service of the notice of demand for arbitration, and the third arbitrator, who shall also act as chairman of the panel, shall be appointed by the Secretary General if the first two arbitrators cannot agree on the third arbitrator within 30 days after the appointment of the second arbitrator.  The arbitrators need not be Turkish.

(e)                                  In the event an arbitration pursuant to this Agreement or the SPA is pending (the “Pending Arbitration”), when a dispute arises pursuant to the other Agreement (the “Subsequent Dispute”), the Parties agree that the Subsequent Dispute shall be joined into the Pending Arbitration and finally settled by the arbitral tribunal appointed for said Pending Arbitration, as follows:

(i)                                    Any party to the Subsequent Dispute may request joinder of said dispute into the Pending Arbitration by written application to the arbitral tribunal, with copies to the other parties to the relevant agreements and to the Secretary General. Such request shall include those items described in Articles 4.3(a), (b), (c) and (d) of the 1998 ICC Rules. Parties to both the Pending Arbitration and the Subsequent Arbitration shall be given 30 days to comment upon the request for joinder. Within this same period, the other party or parties to the Subsequent Dispute shall also provide to all parties and the Arbitral Tribunal the information called for in Articles 5.1(a), (b) and (c) of the 1998 ICC Rules.

(ii)                                After considering the request for joinder, and the comments of the other parties on joinder of the Subsequent Dispute, the arbitral tribunal shall decide by a procedural order upon the request for joinder, and may refuse such joinder only if (i) at least one party to the Pending Arbitration opposes the joinder and (ii) the arbitral tribunal deems that, in light of all of the issues raised in both arbitrations and the totality of the circumstances, it is clear that the interests of (x) judicial economy, (y) the prompt and efficient resolution of the issues presented in both arbitrations and (z) providing justice to the parties would be disserved by such joinder.

(f)                                   The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(g)                                 Any arbitration award shall be final and binding upon the Parties. Judgment on an arbitration award may be entered and enforced in any court of competent jurisdiction inside or outside of Turkey.  The Parties hereby unconditionally and irrevocably waive their right to initiate legal action for the cancellation of arbitral awards.

(h)                             The Parties hereby agree that any legal proceedings may be served on them by delivering a copy of such proceedings to them at their respective addresses set out in this Agreement.

(i)                                   The expenses of the arbitration proceedings referred to in this Article shall be borne by the Parties in accordance with the applicable determinations of the arbitral tribunal.

12.13                     Language.  This Agreement is intended to be interpreted in the English language.  Any notice given under or in connection with this Agreement must be in English if the notifying or the notified Party is the Investor and in Turkish if both Parties are Shareholders or Ecosystem Companies other than the Investor.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

Korhan Kurdoğlu		Bedela İnşaat ve Ticaret A.Ş.

By:	/s/ Korhan Kurdoğlu	By:	/s/ Ertuğrul Kurdoğlu
Name:		Name:
Title:

Erhan Kurdoğlu		Ata Holding A.Ş.

By:	/s/ Erhan Kurdoğlu	By:	/s/ Erhan Kurdoğlu
Name:			/s/ Korhan Kurdoğlu
Name:
Title:

Ertuğrul Kurdoğlu		TAB Gıda Sanayi ve Ticaret A.Ş.

By:	/s/ Ertuğrul Kurdoğlu	By:	/s/ Ertuğrul Kurdoğlu
Name:			/s/ Erhan Kurdoğlu
Name:
Title:

Tuna Kurdoğlu		Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş.

By:	/s/ Tuna Kurdoğlu	By:	/s/ Ertuğrul Kurdoğlu
Name:			/s/ Erhan Kurdoğlu
Name:
Title:

Halil Sedat Üründül		Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık
Organizasyon Sanayi ve Dış Ticaret A.Ş.
By:	/s/ Halil Sedat Üründül
Name:		By:	/s/ Ertuğrul Kurdoğlu
/s/ Erhan Kurdoğlu
Name:
Title:

Ömer Ali Üründül		Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş.

By:	/s/ Ömer Ali Üründül	By:	/s/ Ertuğrul Kurdoğlu
Name:			/s/ Erhan Kurdoğlu
Name:
Title:

Entegre Harç Sanayi ve Ticaret A.Ş.		Pangaea One Acquisition Holdings XV, LLC

By:	/s/ Ertuğrul Kurdoğlu	By:	/s/ Peter Yu
	/s/ Erhan Kurdoğlu	Name:
Name:		Title:
Title:

Sedko İnşaat ve Ticaret A.Ş.

By:	/s/ Sedat Üründül
Name:
Title:

Schedule 1

SHAREHOLDING STRUCTURE IN EACH ECOSYSTEM COMPANY

Schedule 2

FORM OF DEED OF ADHERENCE

THIS DECLARATION OF ADHERENCE is made on [•]

BY [•] (the “Covenantor”) in favor of the persons whose names are set out in the Annex to this Declaration and is supplemental to the shareholders’ agreement dated January 31, 2011 (the “Shareholders’ Agreement”) made by and between: Korhan Kurdoğlu, Erhan Kurdoğlu, Ertuğrul Kurdoğlu, Tuna Kurdoğlu, Sedat Üründül, Ömer Üründül, Entegre Harç Sanayi ve Ticaret A.Ş, Sedko İnşaat ve Ticaret A.Ş., Bedela İnşaat ve Ticaret A.Ş., Ata Holding A.Ş., TAB Gıda Sanayi ve Ticaret A.Ş., Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş., Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş., Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş. and Pangaea One Acquisition Holdings XV, LLC.

The Covenantor confirms that it has been given and read a copy of the Shareholders’ Agreement and covenants with each person named in Annex 1 to this Declaration to perform and be bound by all terms of the Shareholders’ Agreement as if the Covenantor were a party to it and named in it as a Party.

Article 12.12 of the Shareholders’ Agreement shall apply mutatis mutandis to this deed.

This Declaration is intended to be and is hereby delivered on the date hereof.

IN WITNESS whereof this Declaration has been executed by each of the parties on the day and year first before written.

[Full name of the Covenanter]

By:
Date:
Title:

We hereby agree and acknowledge adherence of the party whose name appears above to the Shareholders Agreement.

[Full name and signatures of the remaining Shareholders]

By:	By:
Date:	Date:
Title:	Title:

Annex 1:  Names of Parties to Shareholders Agreement Including Those Who Have Executed Earlier Declarations of Adherence

Schedule 3

RATIO OF ECOSYSTEM COMPANIES

ECOSYSTEM COMPANY	SHARE OF TOTAL VALUE
TAB	70%
Fasdat	18%
Ekmek	6%
Reklam Üssü	4%
Meat	2%
TOTAL	100%

Schedule 4

[ASSIGNMENT RELATING TO COMPLEMENTARY PAYMENTS]

[TO BE REPLACED AT CLOSING WITH 4 AGREEMENTS AND WITH

NOTICES EXECUTED IN TURKISH FOR EACH GROUP COMPANY]

Schedule 5

[ASSIGNMENT RELATING TO LIQUIDATION PREFERENCE]

[TO BE REPLACED AT CLOSING WITH 4 AGREEMENTS AND WITH

NOTICES EXECUTED IN TURKISH FOR EACH GROUP COMPANY]

Schedule 6

MAJOR TERMS AND CONDITIONS of RELATED PARTY TRANSACTIONS

Schedule 7

Notification Addresses of the Parties

Korhan Kurdoğlu Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat:19 Atakule — Balmumcu, Istanbul Turkey Tel: 0 212 310 6222 Fax: 0 212 310 6224	Bedela İnşaat ve Ticaret A.Ş. Attn: Ertuğrul Kurdoğlu Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat: 19 Atakule — Balmumcu, Istanbul Turkey Tel: 0 212 310 6400 Fax: 0 212 310 6410

Erhan Kurdoğlu Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat: 19 Atakule — Balmumcu, Istanbul Turkey Tel: 0 212 310 6296 Fax: 0 212 227 4861	Ata Holding A.Ş. Attn: Korhan Kurdoğlu Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat: 10 Atakule — Balmumcu, Istanbul Turkey Tel: 0 212 310 64 00 Fax: 0 212 310 6410

Ertuğrul Kurdoğlu Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat: 19 Atakule — Balmumcu, Istanbul Turkey Tel: 0212 326 4800 Fax: 0212 310 6294	TAB Gıda Sanayi ve Ticaret A.Ş. Attn: Ertuğrul Kurdoğlu Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat: 2 Atakule — Balmumcu, Istanbul Turkey Tel: 0 212 310 6600 Fax: 0 212 236 5645

Tuna Kurdoğlu Address: Tepecik Yolu No:1 Etiler, Istanbul Turkey Tel: 0212 287 2995 Fax: 0212 351 6844	Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş. Attn: Ertuğrul Kurdoğlu Address: Kömürcüoğlu Caddesi Taşocakları Mevkii No: 7-11 Tavşanlı Köyü Gebze Kocaeli, Turkey Tel: 0262 678 6600 Fax: 0262 724 8866

Halil Sedat Üründül Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat: 17 Atakule — Balmumcu, Istanbul Turkey Tel: 0212 326 4800 Fax: 0212 259 7000

Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş.
Attn: Ertuğrul Kurdoğlu
Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat: 16 Atakule — Balmumcu, Istanbul Turkey
Tel: 0 212 310 6600
Fax: 0 212 310 6410

Ömer Ali Üründül Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat: 17 Atakule — Balmumcu, Istanbul Turkey Tel: 0212 326 4800 Fax: 0212 259 7000	Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş. Attn: Ertuğrul Kurdoğlu Address: Kömürcüoğlu Caddesi Taşocakları Mevkii No:11 Tavşanlı Köyü Gebze Kocaeli, Turkey Tel: 0262 724 8855 Fax: 0262 724 9466

Entegre Harç Sanayi ve Ticaret A.Ş. Attn: Ertuğrul Kurdoğlu Address: Ömerli Hüseyinli Köyü, Çekmeköy, 34799 Istanbul, Turkey Tel: 0 216 434 5096 Fax: 0 216 434 5031	Pangaea One Acquisition Holdings XV, LLC Attn: Members, all c/o Cartesian Capital Group Address: 505 Fifth Avenue, 15th Floor, New York, NY 10017 Tel: 212 461 6363 Fax: 212 461 6366

Sedko İnşaat ve Ticaret A.Ş. Attn: Halil Sedat Üründül Address: Dikilitaş Mah.Emirhan Cad No: 109 Kat: 18 Atakule — Balmumcu, Istanbul Turkey Tel: 0212 259 4100 Fax: 0212 227 9369	With a copy to: Attn: The Corporation Trust Company Address: Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle